NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CoreLogic Announces the Passing of
President and CEO Anand Nallathambi

IRVINE, Calif., March 3, 2017-CoreLogic® (NYSE: CLGX), a leading global property information, analytics and data-enabled solutions provider, announced today that President and CEO, Anand Nallathambi, passed away on March 2, 2017, after a brief illness.

“On behalf of the CoreLogic Board of Directors and our employees, it is with deep sorrow that we announce the unexpected passing of Anand Nallathambi,” stated Paul Folino, Chairman of the Board of Directors of CoreLogic. “Anand led CoreLogic from its inception as a public company in June 2010 to a high-performing leader in the housing market. Anand was an outstanding leader, and we will miss his many talents, energy and can-do spirit. Our thoughts are with Anand’s family and friends.”

“Anand was truly a very special and unique man. Anand led the transformation of CoreLogic into a leader in the global housing ecosystem,” stated Frank D. Martell, acting President and CEO. “He was one of those extraordinary people that everyone loved and wanted to be around. I will so miss him - his great warmth, grace, integrity and our close friendship.”

Anand Nallathambi was the president and chief executive officer of CoreLogic since June 2010. Prior to that, Mr. Nallathambi held various executive leadership positions at First Advantage Corporation and First American Corporation. Mr. Nallathambi received a bachelor of arts degree in economics from Loyola University in Madras, India and an MBA from California Lutheran University. He was an active volunteer with many organizations including the Harvard Joint Center for Housing Studies, Operation HOPE and the Mihaylo College of Business and Economics at California State University, Fullerton.

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled solutions provider. The company’s combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif.,

CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com. CORELOGIC and the CoreLogic logo are trademarks of CoreLogic, Inc. and/or its subsidiaries.

# # #

Media Contact:                    Investor Contact:
Alyson Austin                        Dan Smith
Corporate Communications                Investor Relations
949-214-1414                        703-610-5410
newsmedia@corelogic.com                 danlsmith@corelogic.com

CLGX-F